Registration Statement No. 333-199966; Rule 433

July 8, 2015

JPMorgan Chase & Co.
Structured Investments

Auto Callable Notes Linked to the Lesser Performing of the S&P 500® Index and the EURO STOXX 50® Index due August 2, 2018

•	The Notes are designed for investors who seek early exit prior to maturity at a premium if, on any Call Valuation Date, the closing level of each of the S&P 500® Index and the EURO STOXX 50® Index is at or above its Call Level.
•	Investors in the Notes should be willing to accept the risk of losing some or all of their principal.
•	The Notes are unsecured and unsubordinated obligations of JPMorgan Chase & Co. Any payment on the Notes is subject to the credit risk of JPMorgan Chase & Co.
•	Payments on the Notes are not linked to a basket composed of the Indices. Payments on the Notes are linked to the performance of each of the Indices individually, as described below.
•	Minimum denominations of $1,000 and integral multiples thereof
•	The Notes are expected to price on or about July 28, 2015 and are expected to settle on or about July 31, 2015.
•	CUSIP: 48125UZY1

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page PS-8 of the accompanying product supplement no. 4a-I, “Risk Factors” beginning on page US-2 of the accompanying underlying supplement no. 1a-I and “Selected Risk Considerations” beginning on page TS-4 of this term sheet.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this term sheet or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (2)	Proceeds to Issuer
Per Note	$1,000	$	$
Total	$	$	$

(1) See “Supplemental Use of Proceeds” in this term sheet for information about the components of the price to public of the Notes.

(2) J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Chase & Co., will pay all of the selling commissions it receives from us to other affiliated or unaffiliated dealers. If the Notes priced today, the selling commissions would be approximately $22.50 per $1,000 principal amount Note and in no event will these selling commissions exceed $30.00 per $1,000 principal amount Note. See “Plan of Distribution (Conflicts of Interest)” beginning on page PS-87 of the accompanying product supplement no. 4a-I.

If the Notes priced today, the estimated value of the Notes as determined by JPMS would be approximately $970.60 per $1,000 principal amount Note. JPMS’s estimated value of the Notes, when the terms of the Notes are set, will be provided by JPMS in the pricing supplement and will not be less than $950.00 per $1,000 principal amount Note. See “JPMS’s Estimated Value of the Notes” in this term sheet for additional information.

The Notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

Term sheet to product supplement no. 4a-I dated November 7, 2014, underlying supplement no. 1a-I dated November 7, 2014 and the prospectus and prospectus supplement, each dated November 7, 2014

Key Terms

Indices: The S&P 500® Index (Bloomberg ticker: SPX) and the EURO STOXX 50® Index (Bloomberg ticker: SX5E)
Call Premium Amount: The Call Premium Amount with respect to each Call Valuation Date is set forth below:
•	first Call Valuation Date:	at least 12.40% × $1,000
•	second Call Valuation Date:	at least 24.80% × $1,000
•	final Call Valuation Date:	at least 37.20% × $1,000
(in each case, to be provided in the pricing supplement)
Call Value: With respect to each Index, an amount that represents 100.00% of its Initial Value for the first Call Valuation Date, 95.00% of its Initial Value for the second Call Valuation Date and 90.00% of its Initial Value for the final Call Valuation Date
Trigger Value: With respect to each Index, 75.00% of its Initial Value
Initial Valuation Date: On or about July 28, 2015
Original Issue Date (Settlement Date): On or about July 31, 2015
Call Valuation Dates*: August 4, 2016, July 28, 2017 and July 30, 2018 (final Call Valuation Date)
Call Settlement Dates*: August 9, 2016, August 2, 2017 and the Maturity Date
Maturity Date*: August 2, 2018
* Subject to postponement in the event of a market disruption event and as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to Multiple Underlyings” and “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement no. 4a-I

Automatic Call:

If the closing level of each Index on any Call Valuation Date is greater than or equal to its Call Value, the Notes will be automatically called for a cash payment, for each $1,000 principal amount Note, equal to (a) $1,000 plus (b) the Call Premium Amount applicable to that Call Valuation Date, payable on the applicable Call Settlement Date. No further payments will be made on the Notes.

Your Notes may be automatically called on the second or final Call Valuation Date even if the closing level of either Index on that day is less than its Initial Value.

Payment at Maturity:

If the Notes have not been automatically called and the Final Value of each Index is greater than or equal to its Trigger Value, you will receive the principal amount of your Notes at maturity.

If the Notes have not been automatically called and the Final Value of either Index is less than its Trigger Value, your payment at maturity per $1,000 principal amount Note will be calculated as follows:

$1,000 + ($1,000 × Lesser Performing Index Return)

If the Notes have not been automatically called and the Final Value of either Index is less than its Trigger Value, you will lose more than 25.00% of your principal amount at maturity and could lose all of your principal amount at maturity.

Lesser Performing Index: The Index with the Lesser Performing Index Return

Lesser Performing Index Return: The lower of the Index Returns of the Indices

Index Return: With respect to each Index,

(Final Value – Initial Value)
Initial Value

Initial Value: With respect to each Index, the closing level of that Index on the Initial Valuation Date

Final Value: With respect to each Index, the closing level of that Index on the final Call Valuation Date

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How the Notes Work

Payment upon an Automatic Call

Payment at Maturity If the Notes Have Not Been Automatically Called

Call Premium Amount

The table below illustrates the hypothetical Call Premium Amount per $1,000 principal amount Note for each Call Valuation Date based on the call premiums set forth under “Key Terms — Call Premium Amount” above. The actual Call Premium Amounts will be provided in the pricing supplement and will not be less than the Call Premium Amounts set forth under “Key Terms — Call Premium Amount.”

Call Valuation Date	Call Premium Amount
First	$124.00
Second	$248.00
Final	$372.00

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Hypothetical Payout Examples

The following examples illustrate payments on the Notes linked to two hypothetical Indices, assuming a range of performances for the hypothetical Lesser Performing Index on the Call Valuation Dates. Each hypothetical payment set forth below assumes that the closing level of the Index that is not the Lesser Performing Index on each Call Valuation Date is greater than or equal to its Call Value (and therefore its Trigger Value).

In addition, the hypothetical payments set forth below assume the following:

•	an Initial Value for the Lesser Performing Index of 100.00;

•	for the first Call Valuation Date, a Call Value for the Lesser Performing Index of 100.00 (equal to 100.00% of its hypothetical Initial Value); for the second Call Valuation Date, a Call Value for the Lesser Performing Index of 95.00 (equal to 95.00% of its hypothetical Initial Value); and for the final Call Valuation Date, a Call Value for the Lesser Performing Index of 90.00 (equal to 90.00% of the hypothetical Initial Value);

•	a Trigger Value for the Lesser Performing Index of 75.00 (equal to 75.00% of its hypothetical Initial Value); and

•	the call premiums set forth under “Key Terms — Call Premium Amount” above.

The hypothetical Initial Value of the Lesser Performing Index of 100.00 has been chosen for illustrative purposes only and may not represent a likely actual Initial Value of either Index. The actual Initial Value of each Index will be the closing level of that Index on the Initial Valuation Date and will be provided in the pricing supplement. For historical data regarding the actual closing levels of each Index, please see the historical information set forth under “The Indices” in this term sheet.

Each hypothetical payment set forth below is for illustrative purposes only and may not be the actual payment applicable to a purchaser of the Notes. The numbers appearing in the following examples have been rounded for ease of analysis.

Example 1 — Notes are automatically called on the first Call Valuation Date.

Date	Closing level of Lesser Performing Index
First Call Valuation Date	110.00	Notes are automatically called
	Total Payment	$1,124.00 (12.40% return)

Because the closing level of each Index on the first Call Valuation Date is greater than or equal to its Call Value, the Notes will be automatically called for a cash payment, for each $1,000 principal amount Note, of $1,124.00 (or $1,000 plus the Call Premium Amount applicable to the first Call Valuation Date), payable on the applicable Call Settlement Date. No further payments will be made on the Notes.

Example 2 — Notes are automatically called on the final Call Valuation Date.

Date	Closing level of Lesser Performing Index
First Call Valuation Date	90.00	Notes NOT automatically called
Second Call Valuation Date	85.00	Notes NOT automatically called
Final Call Valuation Date	90.00	Notes are automatically called
	Total Payment	$1,372.00 (37.20% return)

Because the closing level of each Index on the final Call Valuation Date is greater than or equal to its Call Value, the Notes will be automatically called for a cash payment, for each $1,000 principal amount Note, of $1,372.00 (or $1,000 plus the Call Premium Amount applicable to the final Call Valuation Date), payable on the applicable Call Settlement Date.

Example 3 — Notes have NOT been automatically called and the Final Value of the Lesser Performing Index is greater than or equal to its Trigger Value.

Date	Closing level of Lesser Performing Index
First Call Valuation Date	90.00	Notes NOT automatically called
Second Call Valuation	85.00	Notes NOT automatically called

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Date
Final Call Valuation Date	75.00	Notes NOT automatically called; Final Value of Lesser Performing Index is greater than or equal to its Trigger Value
	Total Payment	$1,000.00 (0.00% return)

Because the Notes have not been automatically called and the Final Value of the Lesser Performing Index is greater than or equal to its Trigger Value, the payment at maturity, for each $1,000 principal amount Note, will be $1,000.

Example 4 — Notes have NOT been automatically called and the Final Value of the Lesser Performing Index is less than its Trigger Value.

Date	Closing level of Lesser Performing Index
First Call Valuation Date	80.00	Notes NOT automatically called
Second Call Valuation Date	70.00	Notes NOT automatically called
Final Call Valuation Date	50.00	Notes NOT automatically called; Final Value of Lesser Performing Index is less than its Trigger Value
	Total Payment	$500.00 (-50.00% return)

Because the Notes have not been automatically called, the Final Value of the Lesser Performing Index is less than its Trigger Value and the Lesser Performing Index Return is -50.00%, the payment at maturity will be $500.00 per $1,000 principal amount Note, calculated as follows.

$1,000 + [$1,000 × (-50.00%)] = $500.00

The hypothetical returns and hypothetical payments on the Notes shown above apply only if you hold the Notes for their entire term or until automatically called. These hypotheticals do not reflect the fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

Selected Risk Considerations

An investment in the Notes involves significant risks. These risks are explained in more detail in the “Risk Factors” sections of the accompanying product supplement and underlying supplement.

•	YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS —

The Notes do not guarantee any return of principal. If the Notes have not been automatically called and the Final Value of either Index is less than its Trigger Value, you will lose 1% of the principal amount of your Notes for every 1% that the Final Value of the Lesser Performing Index is less than its Initial Value. Accordingly, under these circumstances, you will lose more than 25.00% of your principal amount at maturity and could lose all of your principal amount at maturity.

•	CREDIT RISK OF JPMORGAN CHASE & CO. —

Investors are dependent on JPMorgan Chase & Co.’s ability to pay all amounts due on the Notes. Any actual or potential change in our creditworthiness or credit spreads, as determined by the market for taking our credit risk, is likely to adversely affect the value of the Notes. If we were to default on our payment obligations, you may not receive any amounts owed to you under the Notes and you could lose your entire investment.

•	THE APPRECIATION POTENTIAL OF THE NOTES IS LIMITED TO ANY CALL PREMIUM AMOUNT PAID ON THE NOTES,

regardless of any appreciation in the value of either Index, which may be significant. You will not participate in any appreciation in the value of either Index.

•	POTENTIAL CONFLICTS —

We and our affiliates play a variety of roles in connection with the Notes. In performing these duties, our economic interests are potentially adverse to your interests as an investor in the Notes. It is possible that hedging or trading activities of ours or our

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affiliates in connection with the Notes could result in substantial returns for us or our affiliates while the value of the Notes declines. Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement.

•	YOU ARE EXPOSED TO THE RISK OF DECLINE IN THE LEVEL OF EACH INDEX —

Payments on the Notes are not linked to a basket composed of the Indices and are contingent upon the performance of each individual Index. Poor performance by either of the Indices over the term of the Notes may result in the Notes not being automatically called on a Call Valuation Date, may negatively affect your payment at maturity and will not be offset or mitigated by positive performance by the other Index.

•	YOUR PAYMENT AT MATURITY MAY BE DETERMINED BY THE LESSER PERFORMING INDEX.

•	THE BENEFIT PROVIDED BY THE TRIGGER VALUE MAY TERMINATE ON THE FINAL CALL VALUATION DATE —

If the Final Value of either Index is less than its Trigger Value and the Notes have not been automatically called, the benefit provided by the Trigger Value will terminate and you will be fully exposed to any depreciation in the closing level of the Lesser Performing Index.

•	THE AUTOMATIC CALL FEATURE MAY FORCE A POTENTIAL EARLY EXIT —

If your Notes are automatically called, the term of the Notes may be reduced to as short as approximately one year. There is no guarantee that you would be able to reinvest the proceeds from an investment in the Notes at a comparable return for a similar level of risk.

•	YOU WILL NOT RECEIVE DIVIDENDS ON THE SECURITIES INCLUDED IN EITHER INDEX OR HAVE ANY RIGHTS WITH RESPECT TO THOSE SECURITIES.

•	WE ARE CURRENTLY ONE OF THE COMPANIES THAT MAKE UP THE S&P 500® INDEX,

but we will not have any obligation to consider your interests in taking any corporate action that might affect the level of the S&P 500® Index.

•	NON-U.S. SECURITIES RISK WITH RESPECT TO THE EURO STOXX 50® INDEX —

The equity securities included in the EURO STOXX 50® Index have been issued by non-U.S. companies. Investments in securities linked to the value of such non-U.S. equity securities involve risks associated with the securities markets in the home countries of the issuers of those non-U.S. equity securities. Also, there is generally less publicly available information about companies in some of these jurisdictions than there is about U.S. companies that are subject to the reporting requirements of the SEC.

•	NO DIRECT EXPOSURE TO FLUCTUATIONS IN FOREIGN EXCHANGE RATES WITH RESPECT TO THE EURO STOXX 50® INDEX —

The value of your Notes will not be adjusted for exchange rate fluctuations between the U.S. dollar and the currencies upon which the equity securities included in the EURO STOXX 50® Index are based, although any currency fluctuations could affect the performance of the EURO STOXX 50® Index.

•	THE RISK OF THE CLOSING LEVEL OF AN INDEX FALLING BELOW ITS TRIGGER VALUE IS GREATER IF THE VALUE OF THAT INDEX IS VOLATILE.

•	LACK OF LIQUIDITY —

The Notes will not be listed on any securities exchange. Accordingly, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which JPMS is willing to buy the Notes. You may not be able to sell your Notes. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

•	THE FINAL TERMS AND VALUATION OF THE NOTES WILL BE PROVIDED IN THE PRICING SUPPLEMENT —

You should consider your potential investment in the Notes based on the minimums for JPMS’s estimated value and the Call Premium Amounts.

•	JPMS’S ESTIMATED VALUE OF THE NOTES WILL BE LOWER THAN THE ORIGINAL ISSUE PRICE (PRICE TO PUBLIC) OF THE NOTES —

JPMS’s estimated value is only an estimate using several factors. The original issue price of the Notes will exceed JPMS’s estimated value because costs associated with selling, structuring and hedging the Notes are included in the original issue price of the Notes. These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for

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assuming risks inherent in hedging our obligations under the Notes and the estimated cost of hedging our obligations under the Notes. See “JPMS’s Estimated Value of the Notes” in this term sheet.

•	JPMS’S ESTIMATED VALUE DOES NOT REPRESENT FUTURE VALUES OF THE NOTES AND MAY DIFFER FROM OTHERS’ ESTIMATES —

See “JPMS’s Estimated Value of the Notes” in this term sheet.

•	JPMS’S ESTIMATED VALUE IS NOT DETERMINED BY REFERENCE TO CREDIT SPREADS FOR OUR CONVENTIONAL FIXED-RATE DEBT —

The internal funding rate used in the determination of JPMS’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. The discount is based on, among other things, our view of the funding value of the Notes as well as the higher issuance, operational and ongoing liability management costs of the Notes in comparison to those costs for our conventional fixed-rate debt. If JPMS were to use the interest rate implied by our conventional fixed-rate credit spreads, we would expect the economic terms of the Notes to be more favorable to you. Consequently, our use of an internal funding rate would have an adverse effect on the terms of the Notes and any secondary market prices of the Notes. See “JPMS’s Estimated Value of the Notes” in this term sheet.

•	THE VALUE OF THE NOTES AS PUBLISHED BY JPMS (AND WHICH MAY BE REFLECTED ON CUSTOMER ACCOUNT STATEMENTS) MAY BE HIGHER THAN JPMS’S THEN-CURRENT ESTIMATED VALUE OF THE NOTES FOR A LIMITED TIME PERIOD —

We generally expect that some of the costs included in the original issue price of the Notes will be partially paid back to you in connection with any repurchases of your Notes by JPMS in an amount that will decline to zero over an initial predetermined period. See “Secondary Market Prices of the Notes” in this term sheet for additional information relating to this initial period. Accordingly, the estimated value of your Notes during this initial period may be lower than the value of the Notes as published by JPMS (and which may be shown on your customer account statements).

•	SECONDARY MARKET PRICES OF THE NOTES WILL LIKELY BE LOWER THAN THE ORIGINAL ISSUE PRICE OF THE NOTES —

Any secondary market prices of the Notes will likely be lower than the original issue price of the Notes because, among other things, secondary market prices take into account our secondary market credit spreads for structured debt issuances and, also, because secondary market prices (a) exclude selling commissions and (b) may exclude projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the Notes. As a result, the price if any, at which JPMS will be willing to buy the Notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the Maturity Date could result in a substantial loss to you.

•	SECONDARY MARKET PRICES OF THE NOTES WILL BE IMPACTED BY MANY ECONOMIC AND MARKET FACTORS —

The secondary market price of the Notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the levels of the Indices. Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the Notes, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the Notes, if any, at which JPMS may be willing to purchase your Notes in the secondary market. See “Risk Factors — Risks Relating to the Estimated Value of Secondary Market Prices of the Notes — Secondary market prices of the Notes will be impacted by many economic and market factors” in the accompanying product supplement.

The Indices

The S&P 500® Index consists of stocks of 500 companies selected to provide a performance benchmark for the U.S. equity markets. For additional information about the S&P 500® Index, see “Equity Index Descriptions — The S&P 500® Index” in the accompanying underlying supplement.

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The EURO STOXX 50® Index, consists of 50 component stocks of market sector leaders from within the Eurozone. For additional information about the EURO STOXX 50® Index, see "Equity Index Descriptions — The EURO STOXX 50® Index" in the accompanying underlying supplement.

Historical Information

The following graphs set forth the historical performance of each Index based on the weekly historical closing levels from January 8, 2010 through July 2, 2015. The closing levels of each Index were not published on July 3, 2015 due to the U.S. Independence Day holiday. The closing level of the S&P 500® Index on July 7, 2015 was 2,081.34. The closing level of the EURO STOXX 50® Index on July 7, 2015 was 3,294.19. We obtained the closing levels below from the Bloomberg Professional® service (“Bloomberg”), without independent verification.

The historical closing levels of each Index should not be taken as an indication of future performance, and no assurance can be given as to the closing level of either Index on the Initial Valuation Date or any Call Valuation Date. We cannot give you assurance that the performance of the Indices will result in the return of any of your principal amount.

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Tax Treatment

You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 4a-I. The following discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of Notes.

Based on current market conditions, in the opinion of our special tax counsel it is reasonable to treat the Notes as “open transactions” that are not debt instruments for U.S. federal income tax purposes, as more fully described in “Material U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Notes Treated as Open Transactions That Are Not Debt Instruments” in the accompanying product supplement no. 4a-I. Assuming this treatment is respected, the gain or loss on your Notes should be treated as long-term capital gain or loss if you hold your Notes for more than a year, whether or not you are an initial purchaser of Notes at the issue price. However, the IRS or a court may not respect this treatment, in which case the timing and character of any income or loss on the Notes could be materially and adversely affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Notes, possibly with retroactive effect. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the Notes, including possible alternative treatments and the issues presented by this notice.

Withholding under legislation commonly referred to as “FATCA” may (if the Notes are recharacterized as debt instruments) apply to amounts treated as interest paid with respect to the Notes, as well as to the payment of gross proceeds of a sale of a Note occurring after December 31, 2016 (including an automatic call or redemption at maturity). You should consult your tax adviser regarding the potential application of FATCA to the Notes.

JPMS’s Estimated Value of the Notes

JPMS’s estimated value of the Notes set forth on the cover of this term sheet is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the Notes, valued using our internal funding rate for structured debt described below, and (2) the derivative or derivatives underlying the economic terms of the Notes. JPMS’s estimated value does not represent a minimum price at which JPMS would be willing to buy your Notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of JPMS’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. For additional information, see “Selected Risk Considerations — JPMS’s Estimated Value Is Not Determined by Reference to Credit Spreads for Our Conventional Fixed-Rate Debt.”

The value of the derivative or derivatives underlying the economic terms of the Notes is derived from JPMS’s internal pricing models. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, JPMS’s estimated value of the Notes is determined when the terms of the Notes are set based on market conditions and other relevant factors and assumptions existing at that time.

JPMS’s estimated value does not represent future values of the Notes and may differ from others’ estimates. Different pricing models and assumptions could provide valuations for Notes that are greater than or less than JPMS’s estimated value. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the Notes could change significantly based on, among other things, changes in market conditions, our creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy Notes from you in secondary market transactions.

JPMS’s estimated value of the Notes will be lower than the original issue price of the Notes because costs associated with selling, structuring and hedging the Notes are included in the original issue price of the Notes. These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Notes and the estimated cost of hedging our obligations under the Notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that

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is more or less than expected, or it may result in a loss. A portion of the profits, if any, realized in hedging our obligations under the Notes may be allowed to other affiliated or unaffiliated dealers, and we or one or more of our affiliates will retain any remaining hedging profits. See “Selected Risk Considerations — JPMS’s Estimated Value of the Notes Will Be Lower Than the Original Issue Price (Price to Public) of the Notes” in this term sheet.

Secondary Market Prices of the Notes

For information about factors that will impact any secondary market prices of the Notes, see “Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — Secondary market prices of the Notes will be impacted by many economic and market factors” in the accompanying product supplement. In addition, we generally expect that some of the costs included in the original issue price of the Notes will be partially paid back to you in connection with any repurchases of your Notes by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our secondary market credit spreads for structured debt issuances. This initial predetermined time period is intended to be the shorter of six months and one-half of the stated term of the Notes. The length of any such initial period reflects the structure of the Notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the Notes and when these costs are incurred, as determined by JPMS. See “Selected Risk Considerations — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than JPMS’s Then-Current Estimated Value of the Notes for a Limited Time Period.”

Supplemental Use of Proceeds

The Notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the Notes. See “How the Notes Work” and “Hypothetical Payout Examples” in this term sheet for an illustration of the risk-return profile of the Notes and “The Indices” in this term sheet for a description of the market exposure provided by the Notes.

The original issue price of the Notes is equal to JPMS’s estimated value of the Notes plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Notes, plus the estimated cost of hedging our obligations under the Notes.

Additional Terms Specific to the Notes

JPMorgan Chase & Co. has filed a registration statement (including a prospectus) with the SEC for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase & Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, JPMorgan Chase & Co., any agent or any dealer participating in this offering will arrange to send you the prospectus, the prospectus supplement, product supplement no. 4a-I, underlying supplement no. 1a-I and this term sheet if you so request by calling toll-free 866-535-9248.

You may revoke your offer to purchase the Notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes, in which case we may reject your offer to purchase.

You should read this term sheet together with the prospectus, as supplemented by the prospectus supplement, each dated November 7, 2014, relating to our Series E medium-term Notes of which these Notes are a part, and the more detailed information contained in product supplement no. 4a-I dated November 7, 2014 and underlying supplement no. 1a-I dated November 7, 2014. This term sheet, together with the documents listed below, contains the terms of the Notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. 4a-I and “Risk Factors” in the accompanying underlying supplement no. 1a-I, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Notes.

TS-9 | Structured Investmens Auto Callable Notes Linked to the Lesser Performing of the S&P 500® Index and the EURO STOXX 50® Index

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement no. 4a-I dated November 7, 2014: http://www.sec.gov/Archives/edgar/data/19617/000089109214008407/e61359_424b2.pdf

•	Underlying supplement no. 1a-I dated November 7, 2014: http://www.sec.gov/Archives/edgar/data/19617/000089109214008410/e61337_424b2.pdf

•	Prospectus supplement and prospectus, each dated November 7, 2014: http://www.sec.gov/Archives/edgar/data/19617/000089109214008397/e61348_424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 19617. As used in this term sheet, “we,” “us” and “our” refer to JPMorgan Chase & Co.

TS-10 | Structured Investmens Auto Callable Notes Linked to the Lesser Performing of the S&P 500® Index and the EURO STOXX 50® Index